Exhibit 99.(j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Disclosure of Nonpublic Holdings”, “Other Service Providers”, and “Financial Statements” in the Statements of Additional Information in Post-Effective Amendment Number 392 to the Registration Statement (Form N-1A No. 033-11387) of American Beacon Funds.

We also consent to the incorporation by reference therein and use of our reports dated October 29, 2021 with respect to the financial statements and financial highlights of American Beacon SiM High Yield Opportunities Fund, American Beacon Sound Point Floating Rate Income Fund, American Beacon The London Company Income Equity Fund, and American Beacon Zebra Small Cap Equity Fund for the year ended August 31, 2021 included in the Annual Report (Form N-CSR) for 2021 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

December 27, 2021